Exhibit 99.1

Advanced Medical Optics Begins Trading on the New York Stock Exchange
After Spin-Off from Allergan

(IRVINE, California, July 1, 2002) — Advanced Medical Optics, Inc. (NYSE: AVO), a $500 million global leader in the development, manufacturing and marketing of medical devices for the eye and contact lens care products, begins trading on the New York Stock Exchange today under the ticker symbol “AVO”.

Allergan distributed Advanced Medical Optics (AMO) common stock to Allergan stockholders on June 29, 2002 through a dividend, which is tax-free in the United States. In the distribution, Allergan stockholders received one share of AMO for every 4.5 shares of Allergan held. AMO has approximately 29 million shares outstanding.

“This is a momentous day in the history of Allergan,” said Allergan Chairman, President and CEO, David E.I. Pyott. “Allergan completes its evolution to a pure-play specialty pharmaceutical company and AMO has an exciting future as an independent optical medical device company. The culmination of a tremendous amount of work by our associates and our advisors enabled us to execute this transaction on schedule.”

James V. Mazzo, President and CEO of AMO said, “We at AMO are excited at the opportunity to fulfill our vision as a leading medical device company. Years of experience in our markets, a highly motivated team, and our heritage of innovation position AMO well to enter a new era as a global leader in optical medical devices.”

Mazzo noted that nearly all of the 2,100 AMO employees worldwide will become owners of the company through a special one-time grant of stock options.

In connection with the distribution of AMO common stock, Allergan’s Board of Directors will adjust the conversion rate of Allergan’s outstanding Liquid Yield Option Notes (“LYONs”), at its next regularly scheduled meeting in late July 2002. The Board will make the adjustment according to the formula prescribed by Section 11.08 of the Indenture relating to the LYONs. The Indenture provides that the adjustment to the conversion rate is to be made on the basis of the fair market value, as determined by the Allergan Board, of AMO stock on June 14, 2002, the record date for the distribution.

Forward-Looking Statements
In this press release, forward-looking statements such as the statements from Messrs. Pyott and Mazzo and any other statements that refer to AMO’s or Allergan’s estimated or anticipated performance are forward-looking. All forward-looking statements in this press release reflect Allergan’s and AMO’s current analysis and intentions and represent Allergan’s and AMO’s judgment only as of the date of this press release. Actual events may differ from current expectations based on a number of factors affecting AMO’s and Allergan’s businesses, including changing competitive, regulatory and market conditions; the timing and uncertainty of the results of both the research and development and regulatory processes; domestic and foreign health care and cost containment reforms; technological advances and patents obtained by competitors; the performance, including the approval, introduction and acceptance of new products and the continuing acceptance of currently marketed products; the effectiveness of advertising and promotional campaigns; the timely and successful implementation of strategic initiatives; the uncertainty associated with the identification of and successful consummation and execution of external corporate development and strategic partnering transactions; the companies’ ability to obtain and maintain a sufficient supply of products to meet market demand in a timely and successful manner; and the uncertainties associated with effecting a spin off of a separate public company. In addition, matters generally affecting the economy, such as changes in interest and currency exchange rates and the state of the economy worldwide, can affect the companies’ results. Therefore, the reader is cautioned not to rely on these forward-looking statements. Allergan and AMO disclaim any intent or obligation to update these forward-looking statements.

Additional information concerning these and other risk factors can be found in press releases issued by Allergan and AMO, as well as Allergan’s and AMO’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Certain Factors and Trends Affecting Allergan and its Businesses” in Allergan’s 2001 Form 10-K and its Form 10-Q for the fiscal quarter ended March 29, 2002, as well as the discussion under the heading “Risk Factors” in the Information Statement filed as an exhibit to the Form 10 filed by AMO with the Securities and Exchange Commission, as amended.

About Advanced Medical Optics, Inc.
Advanced Medical Optics, Inc. (AMO) is a global leader in the development, manufacturing and marketing of medical devices for the eye and contact lens care products. The Company focuses on developing a broad suite of innovative technologies and devices to address a wide range of eye disorders. Products in the ophthalmic surgical line include foldable intraocular lenses, phacoemulsification systems, viscoelastics and related products used in cataract surgery and microkeratomes used in LASIK procedures for refractive error correction. Among the well-known ophthalmic surgical product brands the company owns or has the rights to are Phacoflex®, Clariflex®, Array® and Sensar® foldable intraocular lenses, the Sovereign® phacoemulsification system and the Amadeus® microkeratome. Products in the contact lens care line include disinfecting solutions, daily cleaners, enzymatic cleaners and lens rewetting drops. Among the well-known contact lens care product brands the company possesses are Complete®, Complete® Blink-N-Clean, Consept F®, Consept 1 Step®, Oxysept 1 Step®, Ultracare®, Ultrazyme® and Total Care®.

The Orange County, California-based Advanced Medical Optics, Inc. will employ approximately 2,100 worldwide. The company has operations in about 20 countries and markets products in approximately 60 countries. For more information, visit the company’s web site at www.amo-inc.com.

About Allergan, Inc.
Allergan, Inc., with headquarters in Irvine, California, is a technology-driven, global health care company providing eye care and specialty pharmaceutical products worldwide. Allergan develops and commercializes products in the eye care, neuromuscular and skin care markets that deliver value to our customers, satisfy unmet medical needs, and improve patients’ lives.

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Allergan Contacts:	Advanced Medical Optics (AMO) Contacts:

Jim Hindman (714) 246-4636 (investors) Suki Shattuck (714) 246-5621 (investors/media) Christine Cassiano (714) 246-5134 (media)	Randy Meier (714) 246-4935 (investors) Vince Scullin (714) 246-5571 (investors/media)